UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

May 12, 2004

ASCENDANT SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

16250 Dallas Parkway, Suite 102, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

As previously disclosed in a Form 8-K filed on March 25, 2004, ASDS of Orange County, Inc. (f/k/a Orange County Acquisition Corp.) (“Acquisition Corp.”), a wholly owned special purpose subsidiary of Ascendant Solutions, Inc. (the “Company”), agreed to acquire all of the issued and outstanding stock of CRESA Partners of Orange County, Inc. (“CPOC”), a former licensee of The Staubach Company, a national real estate services firm.

On May 12, 2004, the Company, through Acquisition Corp., completed the acquisition of all of the issued and outstanding stock of CPOC for $6.9 million. The purchase price will be paid pursuant to the terms of a promissory note payable to the former shareholder of CPOC (the “Seller”). The promissory note is secured by a pledge of all of the assets of CPOC, bears interest at the prime rate of Northern Trust Bank plus 0.50% per annum, is payable over a three year period and is guaranteed by the Company. The purchase price is subject to adjustment (i) downward (by an amount not to exceed $1,900,000) to reflect operating results of CPOC during the four year period ending December 31, 2007 (if CPOC’s revenues are less than an aggregate of $34 million during such period), (ii) downward to reflect uncollectible trade receivables of CPOC (if any) and (iii) upward or downward to reflect changes in the net book value of CPOC resulting from a post-closing audit of CPOC’s balance sheet.

In connection with the acquisition of CPOC, the Company is entitled to receive a structuring fee of $690,000 of which $230,000 was paid at closing. The remainder will be paid in two equal annual installments of $230,000 (payable, respectively, on the first and second anniversaries of the closing). The Company is entitled to the benefits of non-competition agreements executed by certain members of CPOC’s senior management.

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired

The financial information required by this Item 7 will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed.

(b)	Pro forma financial information

The financial information required by this Item 7 will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed.

(c)	Exhibits

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Dated: May 12, 2004	By:	/s/ DAVID E. BOWE

David E. Bowe Chief Executive Officer, President and Chief Financial Officer

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